Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NioCorp Developments Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	Other(2)	70,771,658(3)	$0.9699	$68,641,431	$110.20 per $1,000,000	$7,564.29(2)
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$68,641,431		$7,564.29
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$7,564.29

(1) Represents the common shares, without par value (“Common Shares”), of NioCorp Developments Ltd. (the “Company”) that will be offered for sale by YA II PN, Ltd., as the selling shareholder (the “Selling Shareholder”) named in the prospectus that forms a part of the Company’s registration statement on Form S-3 (the “Registration Statement”) to which this exhibit relates. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Common Shares being registered under the Registration Statement include such indeterminate number of additional Common Shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the Common Shares being registered under the Registration Statement. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the Common Shares registered under the Registration Statement all Common Shares are combined by a reverse stock split into a lesser number of Common Shares, the number of undistributed Common Shares covered by the Registration Statement shall be proportionately reduced.

(2) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per unit and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Shares as of March 10, 2023 as quoted on the OTCQX of $0.9699.

(3) Includes 679,890 Common Shares to be issued by the Company to the Selling Shareholder as consideration for the Selling Shareholder’s irrevocable commitment to purchase Common Shares under the Standby Equity Purchase Agreement, dated January 26, 2023 (the “Purchase Agreement”), between the Company and the Selling Shareholder, and 70,091,768 Common Shares that are available to be issued and sold by the Company to the Selling Shareholder from time to time at the Company’s election pursuant to the Purchase Agreement, subject to certain limitations and the satisfaction of certain conditions.